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                                          U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                                              Washington, D.C. 20549                         OMB APPROVAL
                                                                                                   ----------------------------
                                                                                                   OMB Number:        3235-0104
                                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         Expires: October 31, 2001
                                                                                                   Estimated average burden
                                                                                                   hours per response......0.5
                                                                                                   ----------------------------

                             Filed pursuant to Section 16(a) of the Securities
                               Exchange Act of 1934, Section 17(a) of the Public
                               Utility Holding Company Act of 1935 or
                                        Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person           2. Date of Event Re-    4.  Issuer Name and Ticker
                                                   quiring Statement           or Trading Symbol
Hovendick       Mitchell        D.                 (Month/Day/Year)
--------------------------------------------------
   (Last)       (First)      (Middle)                   8/12/02                    Billserv, Inc.   BLLS
                                                   -------------------     -------------------------------------------------------
                                                   3. IRS Identification   5.  Relationship of Reporting    6.  If Amendment, Date
                                                      Number of Reporting         Person to Issuer               of Original Filing
211 N. Loop 1604, Suite 200                           Person, if an Entity       (Check all applicable)          (Month/Day/Year)
---------------------------------------------------  (Voluntary)
       (Street)                                                                X  Director      Owner       7.  Individual or Joint/
                                                                              ---           ---                 Group
                                                                                  Officer       Other           (Check Applicable
                                                                              --- (give     --- (specify        X  Form filed by One
                                                                              title below)       below)        --- Reporting
                                                                                                                   Person
                                                                            --------------------------------       Form filed by
                                                                                                               --- More than One
                                                                                                                   Reporting
San Antonio           TX             78232                                                                         Person
 -----------------------------------------------------------------------------------------------------------------------------------
 (City)            (State)          (Zip)

                                                    TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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----------------------------------------------------------------------------- -------------------------------- ---------------------
1.  Title of Security       2.  Amount of Securities           3.Ownership           4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                  Beneficially Owned             Form: Direct             (Instr. 5)
                                Instr. 4)                      (D) or Indirect
                                                               (I) (Instr. 5)
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Common Stock                       399,500                           D
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Reminder : Report on a corporate line for each of securities beneficially owned directly or indirectly. (Over) * If the form is filed by more them one reporting person, SEE Instruction 5(b)(v).
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FORM 3 (CONTINUED)           TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
SECURITIES)

------------------------------------------------------- -------------------------------- -------------------------------------- ----
1.  Title of            2. Date Exercisable and      3. Title and Amount of Securities 4. Conver-     5. Owner-     6. Nature of
    Derivative Security    Expiration Date              Underlying Derivative Security    sion or        ship          Indirect
    (Instr. 4)             (Month//Day/Year)            (Instr. 4)                        Exercise       Form of       Beneficial
                                                                                          Price of       Derivative    Ownership
                        --------------------------------------------------------------    Derivative     Security:     (Instr. 5)
                        Date         Expiration       Title           Amount or           Security       Direct (D)
                        Exercisable  Date                             Number of shares                   or Indirect
                                                                                                         (I)
                                                                                                         (Instr. 5)


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Warrant                 11/28/01      11/28/06         Common           169,900            $1.85            D
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Warrant                    (1)        08/12/12         Common            50,000            $0.81            D
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Explanantion of Responses:

(1)   1/3 vesting on 8/12/03, 8/12/04 and 8/12/05, respectively

                                                                   /s/ Mitchell D. Hovendick                   8/23/02
                                                              ----------------------------------      --------------------------
                                                               ** Signature of Reporting Person                  Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMN Number.

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